Exhibit 99.1

Rocky Brands, Inc. Announces Completion of Acquisition of Leading Brand Portfolio

From Honeywell Including the Original Muck Boot Company and XTRATUF

NELSONVILLE, Ohio, March 15, 2021 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced that on March 15, 2021 it completed its previously announced acquisition of the performance and lifestyle footwear business of Honeywell International, Inc., including The Original Muck Boot Company and XTRATUF footwear brands for $230 million.

Jason Brooks, President and Chief Executive Officer of Rocky Brands, Inc., commented, “We are thrilled to have completed this transformative acquisition. The Original Muck Boot Company, XTRATUF, Servus, NEOS and Ranger brands are great additions to our existing portfolio while the total business nearly doubles the size of Rocky Brands’ annual revenues. We look forward to working closely with our newest team members to capitalize on the many opportunities we believe exist to drive strong growth, increased earnings power, and enhanced stakeholder value over the near- and long-term.”

For 2020, the acquired brand portfolio generated net revenue of approximately $205 million with EBITDA of approximately $24.5 million. The business grew in 2020 with performance accelerating throughout the year, culminating in strong top-line growth in the fourth quarter.

The purchase was funded with an $80-million senior secured asset-backed credit facility with Bank of America, N.A., a $130 million senior secured term loan facility with The Direct Lending Group of TCW Asset Management Company LLC, and cash on hand.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve potential risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including, but not limited to risks relating to the Company’s acquisition of the Honeywell footwear business, including risks inherent in the achievement of expected financial results, including sales, gross margins, earnings before interest, taxes, depreciation and amortization, and earnings per share, and cost synergies for the acquisition and the timing thereof; risks that the transaction may be disruptive to the Company or the acquired business or their respective management teams; the effect of closing of the transaction on the acquired business’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; risks related to integration of the acquired business with the Company and other factors. Additional information concerning other risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the SEC over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this press release or to reflect any changes in the Company’s expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

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